FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com

NEWS For Immediate Release

THE MANITOWOC COMPANY ANNOUNCES ITS
REVISED IMPLEMENTATION AGREEMENT WITH ENODIS PLC

Manitowoc, Wis. – May 28, 2008 – The Manitowoc Company, Inc. (NYSE: MTW) announced today that a revised implementation agreement has been entered into between Manitowoc and Enodis relating to Manitowoc’s increased offer for Enodis announced on May 19, 2008 (the “Increased Offer”) of 294 pence per share in cash, plus the payment by Enodis of a 2 pence dividend per Enodis share in lieu of an interim dividend in respect of the financial year ending September 30, 2008.  As announced on May 20, 2008, Enodis has publicly stated that the Enodis Board intends to recommend Manitowoc’s Increased Offer when the scheme document is posted to Enodis shareholders, expected to be on June 9, 2008.

The revised implementation agreement provides, among other things, that the Enodis Board will cooperate with Manitowoc on the implementation of the proposed scheme of arrangement and that the Increased Offer will be implemented under substantially the same terms as Manitowoc’s offer dated April 14, 2008.

About The Manitowoc Company
The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

For more information:
Carl J. Laurino
Senior Vice President
& Chief Financial Officer
920-652-1720